` Earnings Release

NEWS RELEASE

FOR IMMEDIATE RELEASE

April 30, 2012

CAPITOL FEDERAL FINANCIAL, INC. REPORTS SECOND QUARTER 2012 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended March 31, 2012.  Detailed results for the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which will be filed with the Securities and Exchange Commission (“SEC”) on or about May 4, 2012 and posted on our website, http://ir.capfed.com.

Highlights for the quarter include:

•	net income of $19.3 million,
•	repurchased 2,199,100 shares of common stock at an average price of $11.85 per share,
•	basic and diluted earnings per share of $0.12,
•	net interest margin of 2.06%,
•	paid dividends of $12.1 million, and
•	equity to total assets ratio of 20.0% at March 31, 2012.

Comparison of Operating Results for the Quarters Ended March 31, 2012 and December 31, 2011

For the quarter ended March 31, 2012, the Company recognized net income of $19.3 million, compared to net income of $18.8 million for the quarter ended December 31, 2011.  The $526 thousand, or 2.8%, increase in net income was due primarily to an increase in net interest income of $2.1 million, or 4.6%, partially offset by an increase in the provision for loan losses of $960 thousand and an increase in income tax expense of $724 thousand.

The net interest margin, which is calculated as the difference between interest income and interest expense divided by average interest-earning assets, increased eight basis points, from 1.98% for the quarter ended December 31, 2011 to 2.06% for the current quarter, due to an overall decrease in the cost of funds, but most notably, a decrease in interest expense on Federal Home Loan Bank (“FHLB”) advances.

Total interest and dividend income for the current quarter was $83.3 million compared to $84.8 million for the prior quarter.  The $1.5 million, or 1.8%, decrease was primarily a result of decreases in interest income on loans receivable and investment securities.

Interest income on loans receivable decreased $890 thousand, or 1.5%, to $59.8 million for the current quarter compared to $60.7 million for the prior quarter, due to a 10 basis point decrease in the weighted average yield to 4.57% for the current quarter, partially offset by an increase of $44.6 million in the average balance of the portfolio.  The decrease in the weighted average yield was a result of loan endorsements and refinances, along with originations and purchases at rates which were lower than the rates on loan repayments.

Interest income on investment securities decreased $522 thousand, or 11.3%, to $4.1 million for the current quarter compared to $4.6 million for the prior quarter, primarily due to a decrease of $131.4 million in the average balance of the portfolio due to calls and maturities of investment securities that were used to purchase MBS and repurchase common stock.

Total interest expense decreased $3.7 million, or 9.2%, to $35.8 million for the current quarter from $39.5 million for the prior quarter.  The decrease in interest expense was due to a $1.9 million, or 8.5%, decrease in interest expense on FHLB advances, a $951 thousand, or 7.4%, decrease in interest expense on deposits, and a $797 thousand decrease in interest expense on other borrowings.

Interest expense on FHLB advances decreased $1.9 million to $20.4 million for the current quarter from $22.3 million in the prior quarter due to $450.0 million of advances that were renewed/prepaid during the current quarter.  The decrease in interest expense on FHLB advances was partially offset by an $81.0 million increase in the average balance.

Interest expense on deposits decreased $951 thousand to $11.8 million for the current quarter from $12.8 million in the prior quarter due primarily to a decrease of 13 basis points in the average rate paid on the certificate of deposit portfolio, from 1.77% for the prior quarter to 1.64% for the current quarter, as the portfolio continued to reprice to lower market rates.

Interest expense on other borrowings decreased $797 thousand to $3.5 million for the current quarter compared to $4.3 million in the prior quarter, due primarily to a $69.0 million decrease in the average balance due to the maturity of repurchase agreements during the previous quarter that were not renewed, but were replaced with FHLB advances with more favorable rates.

The Bank recorded a provision for credit losses of $1.5 million during the current quarter, compared to a provision of $540 thousand for the quarter ended December 31, 2011.  The provision recorded in the current quarter was a result of the replenishment of allowance for credit losses (“ACL”) for $1.0 million of charge-offs during the quarter, primarily on bulk purchased loans, and the increase in and/or establishment of ACL on new delinquent and classified loans.

In February 2011, the Federal Deposit Insurance Corporation adopted a new assessment structure for insured institutions effective April 2011.  One of the significant changes includes using average total Bank consolidated assets minus average tangible equity for the assessment base instead of average deposits and secured liabilities for the period.  As a result of the change, the deposit insurance assessment is anticipated to decrease by approximately $700 thousand in fiscal year 2012, as compared to fiscal year 2011.

Income tax expense was $10.9 million for the current quarter, compared to $10.1 million for the prior quarter.  The effective tax rate for the current quarter was 36.0% compared to 35.0% for the prior quarter.  The higher effective tax rate in the current quarter was due primarily to a true-up adjustment in the current quarter required to reach the effective tax rate of 35.5% for the fiscal year.  The increase in the effective tax rate between quarters was due to adjustments to certain state income tax expenses, and a decrease in the estimated non-taxable increase in the cash surrender value of Bank Owned Life Insurance (“BOLI”) from prior quarter, partially offset by an increase in low income housing tax credits in the current quarter.

Comparison of Operating Results for the Six Months Ended March 31, 2012 and 2011

Net income for the six months ended March 31, 2012 was $38.1 million, compared to $4.4 million for the six months ended March 31, 2011. The $33.7 million increase for the current year was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation (the “Foundation”) in connection with the second step conversion and stock offering completed in December 2010 (the “corporate reorganization”).  Additionally, net interest income increased $12.2 million, or 15.2%, from $80.6 million for the prior year six month period to $92.8 million for the current year six month period.  The increase in net interest income was due primarily to a decrease in interest expense of $16.4 million, or 17.9%, partially offset by a decrease in interest income of $4.1 million, or 2.4%.  The net interest margin increased 24 basis points, from 1.78% for the prior year six month period to 2.02% for the current six month period largely due to the decrease in interest expense on the certificate of deposit portfolio and other borrowings.

The following table presents selected financial results and performance ratios for the Company for the six months ended March 31, 2012 and 2011.  Because of the magnitude and non-recurring nature of the $40.0 million contribution to the Foundation in connection with the corporate reorganization in December 2010, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the contribution to the Foundation.  The adjusted financial results and ratios for the quarter ended March 31, 2011 are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

	For the Six Months Ended
		March 31, 2011
	March 31,	Actual	Contribution	Adjusted (1)
	2012	(GAAP)	to Foundation	(Non-GAAP)
		(Dollars in thousands, except per share data)

Net income (loss)	$38,104	$4,378	$(26,000)	$30,378
Operating expenses	44,036	86,193	40,000	46,193
Basic earnings (loss) per share	0.24	0.03	(0.16)	0.19
Diluted earnings (loss) per share	0.24	0.03	(0.16)	0.19

Return on average assets (annualized)	0.81%	0.09%	(0.57)%	0.66%
Return on average equity (annualized)	3.93	0.57	(3.36)	3.93
Operating expense ratio	0.93	1.86	0.86	1.00
Efficiency ratio	41.87%	92.66%	43.00%	49.66%

(1)  The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the contribution to the Foundation, net of income tax benefit. The contribution to the Foundation of $26.0 million takes into account the $14.0 million of income tax benefit associated with the $40.0 million contribution.

Total interest and dividend income for the current six month period was $168.1 million compared to $172.2 million for the prior year six month period.  The $4.1 million, or 2.4%, decrease was primarily a result of a decrease in interest income on loans receivable, partially offset by an increase in interest income on mortgage-backed securities (“MBS”).

Interest income on loans receivable decreased $7.0 million, or 5.5%, to $120.5 million for the current six month period, from $127.5 million for the prior year six month period as a result of a 35 basis point decrease in the weighted average yield to 4.62% for the current six month period, partially offset by an increase of $79.8 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to a significant amount of loan endorsements and refinances between period ends, along with originations and purchases at rates which were lower than the rates on loan repayments.

Interest income on MBS increased $3.7 million, or 11.5%, to $36.5 million for the current six month period, from $32.8 million for the prior year six month period as a result of a $644.5 million increase in the average balance of the portfolio, partially offset by a decrease of 67 basis points in the weighted average yield to 3.03% for the current six month period.  The increase in the average balance was a result of purchases funded primarily by the proceeds from the corporate reorganization in December 2010.  The weighted average yield decreased between the two periods due to purchases of MBS at a lower average yield than the existing portfolio between the two periods, repayments on MBS with yields higher than the existing portfolio, and adjustable-rate securities repricing to lower market rates.

Interest expense decreased $16.3 million, or 17.9%, to $75.3 million for the current six month period, from $91.6 million for the prior year period.  The decrease in interest expense was due primarily to a decrease in interest expense on deposits and other borrowings.

Interest expense on deposits decreased $8.8 million, or 26.4%, to $24.6 million for the current six month period, from $33.4 million for the prior year six month period due primarily to a 39 basis point decrease in the average rate paid on the certificate of deposit portfolio to 1.71% for the current six month period, as well as a 24 basis point decrease in the money market portfolio to 0.34% for the current six month period, as both portfolios continued to reprice to lower market rates.  Additionally, interest expense on the certificate of deposit portfolio decreased due to a $225.2 million decrease in the average balance of the portfolio.  The decrease in the average balance was due largely to the maturity and payout of one retail certificate of deposit related to a legal settlement to which the Bank was not a party.

Interest expense on other borrowings decreased $5.2 million, or 40.0%, to $7.9 million for the current six month period, from $13.1 million for the prior year six month period due primarily to a $266.0 million decrease in the average balance.  Between periods, $225.0 million of repurchase agreements matured and were not replaced, $175.0 million of which were repaid with FHLB advances.  Additionally, the Junior Subordinated Deferrable Interest Debentures of $53.6 million were repaid.

Interest expense on FHLB advances decreased $2.3 million, or 5.1%, due to a decrease of 41 basis points in the average rate paid, from 3.85% for the prior year six month period to 3.44% for the current six month period, partially offset by an increase of $136.9 million in the average balance of FHLB advances. The decrease in the average rate paid was due primarily to advances that were renewed/prepaid between the two period ends.  Additionally, $76.0 million in advances with a weighted average rate of 5.31% matured and were not renewed.

The Bank recorded a provision for credit losses of $1.2 million in the prior year six month period, compared to a provision for credit losses of $2.0 million in the current six month period.  The provision for credit losses amount in the current six month period was a result of the replenishment of ACL for $1.0 million of charge-offs, primarily on bulk purchased loans, while the remaining $1.0 million primarily related to the increase in and/or establishment of ACL on new delinquent and classified loans and adjustments to the formula analysis model in the first quarter of the current fiscal year.

Total other expenses for the current six month period were $44.0 million, compared to $86.2 million in the prior year six month period.  The $42.2 million, or 49.0%, decrease was due to the $40.0 million cash contribution to the Foundation in connection with the corporate reorganization in December 2010.  Other expenses, net decreased $1.8 million, or 22.6%, primarily due to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year six month period and a decrease in expenses related to real estate owned (“REO”) operations.

Income tax expense for the current six month period was $21.0 million compared to $1.3 million in the prior year six month period.  The increase in income tax expense between the periods was primarily a result of the $40.0 million contribution to the Foundation in the prior year six month period, which resulted in $14.0 million of income tax benefit, along with overall higher pretax income.  The effective tax rate for the current six month period was 35.5% compared to 22.6% in the prior year six month period.  The difference in the effective tax rate between periods was due primarily to a $686 thousand tax return to tax provision adjustment in the prior year six month period.  Excluding that adjustment, the effective income tax rate would have been 34.8% for the prior year six month period.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans receivable	$59,785	$61,554	$120,460	$127,497
MBS	18,169	17,320	36,542	32,760
Investment securities	4,115	4,743	8,752	9,518
Capital stock of FHLB	1,111	883	2,202	1,785
Cash and cash equivalents	94	441	145	628
Total interest and dividend income	83,274	84,941	168,101	172,188

INTEREST EXPENSE:
FHLB advances	20,443	21,968	42,782	45,099
Deposits	11,835	16,069	24,622	33,450
Other borrowings	3,530	6,348	7,857	13,078
Total interest expense	35,808	44,385	75,261	91,627

NET INTEREST INCOME	47,466	40,556	92,840	80,561

PROVISION FOR CREDIT LOSSES	1,500	520	2,040	1,170
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,966	40,036	90,800	79,391

OTHER INCOME:
Retail fees and charges	3,854	3,561	8,018	7,504
Insurance commissions	774	888	1,343	1,706
Loan fees	560	621	1,135	1,276
Income from BOLI	387	504	799	836
Other income, net	597	570	1,029	1,139
Total other income	6,172	6,144	12,324	12,461

OTHER EXPENSES:
Salaries and employee benefits	10,586	11,067	21,173	21,058
Communications, information technology, and occupancy	3,925	3,977	7,834	7,853
Federal insurance premium	1,084	1,128	2,176	2,986
Deposit and loan transaction costs	1,245	1,274	2,505	2,626
Regulatory and outside services	1,113	1,139	2,548	2,328
Advertising and promotional	841	693	1,751	1,524
Contribution to the Foundation	--	--	--	40,000
Other expenses, net	3,175	3,577	6,049	7,818
Total other expenses	21,969	22,855	44,036	86,193
INCOME BEFORE INCOME TAX EXPENSE	30,169	23,325	59,088	5,659
INCOME TAX EXPENSE	10,854	7,689	20,984	1,281
NET INCOME	$19,315	$15,636	$38,104	$4,378

The following is a reconciliation of the basic and diluted earnings per share calculations for the time periods noted.

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income (1)	$19,315	$15,636	$38,104	$4,378

Average common shares outstanding	161,582,102	161,381,230	161,752,544	163,483,221
Average committed Employee Stock
Ownership Plan (“ESOP”) shares outstanding	139,514	118,565	70,130	59,274
Total basic average common shares outstanding	161,721,616	161,499,795	161,822,674	163,542,495

Effect of dilutive Recognition and Retention
Plan (“RRP”) shares	1,982	2,104	3,169	3,250
Effect of dilutive stock options	4,020	5,475	3,848	5,005

Total diluted average common shares outstanding	161,727,618	161,507,374	161,829,691	163,550,750

Net earnings per share:
Basic	$0.12	$0.10	$0.24	$0.03
Diluted	$0.12	$0.10	$0.24	$0.03

Antidilutive stock options and RRP shares, excluded
from the diluted average common shares
outstanding calculation	881,128	902,945	883,608	902,939

(1)	Net income available to participating securities (unvested RRP shares) was inconsequential for the three and six months ended March 31, 2012 and 2011.

Financial Condition as of March 31, 2012

Assets

Total assets increased $122.3 million, from $9.45 billion at September 30, 2011 to $9.57 billion at March 31, 2012, due to a $74.4 million increase in loans receivable, an increase in securities of $23.9 million, and an increase in cash and cash equivalents of $22.6 million.

The net loans receivable portfolio increased $74.4 million, or at an annualized rate of 2.9%, to $5.22 billion at March 31, 2012, from $5.15 billion at September 30, 2011.  The increase in loans receivable was due primarily to an increase in the one- to four-family portfolio as a result of originations and purchases.  The growth in the loan portfolio was funded by an increase in deposits.

Additional growth in the loan portfolio, if any, will likely be funded by growth in deposits and/or repayments from the MBS and/or investment securities portfolio.

The following table presents the principal balance, weighted average credit score, loan-to-value (“LTV”) ratio, and the average principal balance for our one- to four-family loans at the dates presented.  Credit scores are typically updated in the last month of the quarter and are obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, broker price opinion or automated valuation model.  In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2012
	Balance	Credit Score	LTV	Average Balance
		(Dollars in thousands)
Originated	$4,034,400	763	65%	$124
Correspondent purchases	469,584	760	64	291
Bulk purchases	506,092	740	58	253
	$5,010,076	761	64%	$139

	September 30, 2011
	Balance	Credit Score	LTV	Average Balance
		(Dollars in thousands)
Originated	$3,986,957	763	66%	$123
Correspondent purchases	396,063	759	64	290
Bulk purchases	535,758	740	60	252
	$4,918,778	760	65%	$137

The following table presents the originated, refinance and purchase activity in our one- to four-family loan portfolio, excluding endorsement activity, during the current quarter.

	For the Three Months Ended
	March 31, 2012
	Amount	LTV	Credit Score
	(Dollars in thousands)
Originations	$89,822	75%	761
Refinances by Bank customers	73,064	68	774
Correspondent purchases	47,591	68	764
Bulk purchases	--	--	--
	$210,477	71%	766

In an effort to offset the impact of repayments and to retain our customers, the Bank offers existing one- to four-family loan customers whose loans have not been sold to third parties, who have not been delinquent on their contractual loan payments for the previous 12 months and are not currently in bankruptcy, the opportunity, for a fee, to endorse their original loan terms to current loan terms being offered.  This program is also offered to borrowers whose loans we service that were acquired through correspondents.  During the current quarter, $230.3 million of one- to four-family loans were endorsed, with a weighted average rate decrease of 113 basis points.

The following table presents annualized prepayment speeds for the current quarter of our fixed-rate one- to four-family loan portfolio, including our fixed-rate one- to four-family construction and non-performing loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

		Prepayment Speed (annualized)
	Principal	Including	Excluding
Original Term	Balance	Endorsements	Endorsements
(Dollars in thousands)
15 years or less	$1,055,299	23.19%	14.00%
More than 15 years	3,138,078	36.59	11.45
	$4,193,377	33.22%	12.09%

The following table presents the principal balance of delinquent and non-performing loans, REO, non-performing assets and related ratios as of the dates presented. In accordance with the Office of the Comptroller of Currency (“OCC”) Call Report requirements, TDRs that were either nonaccrual or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms are reported as nonaccrual loans at March 31, 2012.  This change occurred at March 31, 2012 as it was the first quarter the Bank was required to file a Call Report.

	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Loans 30-89 days delinquent	$21,735	$26,760
Non-performing loans (1)	30,369	26,507
REO	11,799	11,321
Non-performing loans to total loans	0.58%	0.51%
Non-performing assets to total assets	0.44%	0.40%

(1) Included in the non-performing amount at March 31, 2012 are $635 thousand of TDRs that are also reported in the 30-89 days delinquent category, and $4.5 million that are currently performing in accordance with the restructured terms but have not made six consecutive monthly payments per the restructured loan terms.

Liabilities

Total liabilities increased $149.4 million, from $7.51 billion at September 30, 2011 to $7.66 billion at March 31, 2012.  The increase in total liabilities was due primarily to a $161.8 million increase in the deposit portfolio.  Each category within the deposit portfolio increased, led by the checking portfolio with a $70.6 million increase followed by the money market portfolio with a $45.8 million increase.

During the current quarter, the Bank prepaid a $200.0 million fixed-rate FHLB advance with an interest rate of 3.88% and a remaining term to maturity of 15 months.  The prepaid FHLB advance was replaced with a $200.0 million fixed-rate FHLB advance, with a contractual interest rate of 0.86% and a term of 46 months.  The Bank paid a $7.9 million penalty to the FHLB as a result of prepaying the FHLB advance.  The prepayment penalty was deferred and will be recognized in interest expense over the life of the new advance and thereby effectively increased the interest rate on the new advance 108 basis points, to 1.94%, at the time of the transaction.

Stockholders’ equity

Stockholders’ equity decreased $27.1 million, from $1.94 billion at September 30, 2011 to $1.91 billion at March 31, 2012.  The decrease was due primarily to dividends paid of $40.5 million and the repurchase of common stock of $26.1 million, partially offset by net income of $38.1 million.

The $40.5 million of dividend payments consisted of quarterly dividends of $24.3 million and a special dividend of $16.2 million related to fiscal year 2011 earnings, per the Company’s dividend policy.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.  On April 20, 2012, the Company declared a quarterly cash dividend of $0.075 per share, payable on May 18, 2012.

In December 2011, the Company announced that the Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  The Company repurchased 2,199,100 shares at an average price of $11.85 per share during the current quarter.  Subsequent to March 31, 2012, the Company repurchased 1,298,440 shares at an average price of $11.77 per share, for a total of 3,497,540 shares at an average price of $11.82.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Stockholders' equity	$1,912,472	$1,939,529
Equity to total assets at end of period	20.0%	20.5%

The following table presents a reconciliation of total and net shares outstanding as of March 31, 2012.

Total shares outstanding	165,299,033
Less unallocated ESOP and RRP shares	(5,295,123)
Net shares outstanding	160,003,910

At March 31, 2012, the Company had $287.4 million on deposit with the Bank and $181.0 million in investment securities with a weighted average life (“WAL”) of 0.39 years.  All of the securities are classified as available-for-sale (“AFS”).  The securities have laddered maturities in order to provide cash flows that can be used to pay dividends, repurchase stock, reinvest into higher yielding assets if interest rates rise, or pursue other corporate strategies, as deemed appropriate.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31,	September 30,
	2012	2011
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $127,154 and $105,292)	$143,707	$121,070
Securities:
AFS at estimated fair value (amortized cost of $1,675,479 and $1,443,529)	1,715,445	1,486,439
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of
$2,227,621 and $2,434,392)	2,165,036	2,370,117
Loans receivable, net (of ACL of $12,559 and $15,465)	5,224,178	5,149,734
BOLI	57,333	56,534
FHLB	130,614	126,877
Accrued interest receivable	27,424	29,316
Premises and equipment, net	51,746	48,423
REO	11,799	11,321
Other assets	45,862	50,968
TOTAL ASSETS	$9,573,144	$9,450,799

LIABILITIES:
Deposits	$4,657,010	$4,495,173
Advances from FHLB, net	2,525,535	2,379,462
Other borrowings	365,000	515,000
Advance payments by borrowers for taxes and insurance	49,643	55,138
Income taxes payable	1,881	2,289
Deferred income tax liabilities, net	22,259	20,447
Accounts payable and accrued expenses	39,344	43,761
Total liabilities	7,660,672	7,511,270

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized;
165,299,033 and 167,498,133 shares issued and outstanding
as of March 31, 2012 and September 30, 2011, respectively	1,653	1,675
Additional paid-in capital	1,376,093	1,392,691
Unearned compensation, ESOP	(49,061)	(50,547)
Unearned compensation, RRP	(81)	(124)
Retained earnings	559,014	569,127
Accumulated other comprehensive income (“AOCI”), net of tax	24,854	26,707
Total stockholders’ equity	1,912,472	1,939,529
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,573,144	$9,450,799

Regulatory Capital

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of March 31, 2012, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at March 31, 2012 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tier 1 (core) capital	14.5%	5.0%
Tier 1 (core) risk-based capital	37.6%	6.0%
Total risk-based capital	37.9%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of March 31, 2012 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,383,204
Unrealized gains on AFS securities	(24,663)
Other	(156)
Total tangible and core capital	1,358,385
ACL	12,559
Total risk-based capital	$1,370,944

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 45 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial, Inc.’s SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information

Loan Portfolio

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the ACL) as of the dates indicated.  For a detailed explanation of the change in ACL between periods, see page 16.

	March 31, 2012			September 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,010,076	4.40%	95.0%	$4,918,778	4.65%	94.7%
Multi-family and commercial	52,421	6.15	1.0	57,965	6.13	1.1
Construction	52,390	4.22	1.0	47,368	4.27	0.9
Total real estate loans	5,114,887	4.42	97.0	5,024,111	4.66	96.7

Consumer Loans:
Home equity	153,345	5.46	2.9	164,541	5.48	3.2
Other	7,064	4.79	0.1	7,224	5.10	0.1
Total consumer loans	160,409	5.43	3.0	171,765	5.46	3.3
Total loans receivable	5,275,296	4.45%	100.0%	5,195,876	4.69%	100.0%

Less:
Undisbursed loan funds	29,425			22,531
ACL	12,559			15,465
Discounts/unearned loan fees	20,844			19,093
Premiums/deferred costs	(11,710)			(10,947)
Total loans receivable, net	$5,224,178			$5,149,734

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity of $230.3 million which resulted in a weighted average decrease of 113 basis points in the average rate.  Loan originations, purchases, and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	March 31, 2012			March 31, 2011
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$58,990	3.41%	25.9%	$62,372	3.96%	28.5%
> 15 years	110,785	4.11	48.6	106,243	4.54	48.5
Multi-family and commercial real estate	--	--	--	--	--	--
Home equity	400	7.44	0.2	866	6.83	0.4
Other	285	8.33	0.1	259	8.39	0.1
Total fixed-rate	170,460	3.88	74.8	169,740	4.35	77.5

Adjustable-Rate:
One- to four-family:
<= 36 months	2,355	2.54	1.0	2,816	3.22	1.3
> 36 months	38,347	2.98	16.8	31,985	3.51	14.6
Multi-family and commercial real estate	--	--	--	--	--	--
Home equity	16,127	4.89	7.1	14,327	4.80	6.5
Other	736	3.39	0.3	285	3.81	0.1
Total adjustable-rate	57,565	3.50	25.2	49,413	3.87	22.5

Total originations, refinances and purchases	$228,025	3.79%	100.0%	$219,153	4.24%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$31,165	4.29%		$16,468	4.47%
Bulk - one- to four-family	--	--		--	--
Participations - commercial real estate	--	--		--	--
Participations - other	--	--		--	--
Total fixed-rate purchases/participations	31,165	4.29		16,468	4.47

Adjustable-Rate:
Correspondent - one- to four-family	16,426	3.07		5,979	3.57
Bulk - one- to four-family	--	--		--	--
Participations - commercial real estate	--	-		--	--
Participations - other	--	--		--	--
Total adjustable-rate purchases/participations	16,426	3.07		5,979	3.57

Total purchased/participation loans	$47,591	3.87%		$22,447	4.23%

The following table presents the WAL, which reflects the effect of prepayment assumptions, of our one- to four-family loan portfolio, excluding construction and non-performing one- to four-family loans, as of March 31, 2012.

	Principal	Average
Original Term	Balance	WAL (years)
	(Dollars in thousands)
Fixed-Rate	$4,155,805	4.58
Adjustable-Rate	829,344	3.41
	$4,985,149	4.38

Weighted average rate	4.40%
Average remaining contractual term (in years)	21

Asset Quality

In the following tables, correspondent purchased loans are included with originated loans and bulk purchased loans are reported as purchased loans.  The following tables present loans delinquent for 30 to 89 days, non-performing loans, and REO at the dates indicated. Non-performing loans are nonaccrual loans that are 90 or more days delinquent, are in the process of foreclosure or TDRs that were either nonaccrual or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms.

	Loans Delinquent for 30 to 89 Days at:
	March 31,		December 31,		September 30,		March 31,
	2012		2011		2011		2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 30 to 89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	122	$13,434	169	$18,165	178	$19,710	141	$16,797
Purchased	38	7,343	40	6,799	34	6,199	30	5,600
Multi-family and commercial	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	33	616	38	518	43	759	35	456
Other	20	342	12	225	14	92	12	180
	213	$21,735	259	$25,707	269	$26,760	218	$23,033
30 to 89 days delinquent loans
to total loans receivable, net		0.42%		0.49%		0.52%		0.45%

	Non-Performing Loans and REO at:
	March 31,		December 31,		September 30,		March 31,
	2012		2011		2011		2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent:
One- to four-family:
Originated	103	$12,442	110	$13,814	106	$12,375	126	$13,899
Purchased	49	12,485	50	14,106	46	13,749	49	15,131
Consumer Loans:					--	--
Home equity	14	327	26	520	21	380	22	428
Other	4	10	5	8	3	3	8	59
	170	$25,264	191	$28,448	176	$26,507	205	$29,517
Nonaccrual TDRs (1):
One- to four-family:
Originated	31	4,771	--	--	--	--	--	--
Purchased	1	324	--	--	--	--	--	--
Consumer	1	10	--	--	--	--	--	--
	33	5,105	--	--	--	--	--	--

Total non-performing loans	203	$30,369	191	$28,448	176	$26,507	205	$29,517

Non-performing loans as a percentage of total loans		0.58%		0.54%		0.51%		0.58%

REO:
One- to four-family:
Originated (2)	76	7,425	77	$6,630	74	$6,942	73	$7,161
Purchased	11	2,851	11	3,040	12	2,877	19	4,176
Consumer Loans:
Home equity	2	21	2	17	--	--	--	--
Other	--	--	--	--	--	--	--	--
Other (3)	1	1,502	1	1,502	1	1,502	--	--
	90	11,799	91	11,189	87	11,321	92	11,337

Total non-performing assets	293	$42,168	282	$39,637	263	$37,828	297	$40,854

Non-performing assets as a percentage of total assets		0.44%		0.42%		0.40%		0.42%

(1) Included in the nonaccrual amount at March 31, 2012 are $635 thousand of TDRs that are also reported in the 30-89 days delinquent category, and $4.5 million that are currently performing in accordance with the restructured terms.

(2) Real estate related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(3) The $1.5 million property classified as Other REO represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated.  In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of specific valuation allowances (“SVAs”), which the Bank was previously utilizing for potential loan losses, as permitted by our previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the current quarter.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact, as the amounts were expensed in previous periods.  The Bank charged-off $1.0 million of loan losses after implementing the loan charge-off policy in January 2012.  Those charge-offs have been expensed in the current quarter.

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Balance at beginning of period	$15,605	$14,723	$15,465	$14,892
Charge-offs:
One- to four-family loans--originated	497	94	587	167
One- to four-family loans--purchased	3,850	1,322	4,154	1,974
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	186	11	186	97
Other consumer loans	13	3	19	11
Total charge-offs	4,546	1,430	4,946	2,249
Recoveries:
One- to four-family loans--originated	--	--	--	--
One- to four-family loans--purchased	--	--	--	--
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	--	1	--	1
Other consumer loans	--	--	--	--
Recoveries	--	1	--	1
Net charge-offs	4,546	1,429	4,946	2,248
Provision for loan losses	1,500	520	2,040	1,170
Balance at end of period	$12,559	$13,814	$12,559	13,814

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.09%	0.03%	0.10%	0.04%
Ratio of net charge-offs during the period to
average non-performing assets	11.11	3.45	12. 37	5.44
ACL to non-performing loans at period end	41.35	46.80
ACL to loans receivable, net at period end	0.24	0.27

Securities Portfolio

The following table reflects the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at March 31, 2012.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government-sponsored enterprises (“GSEs”).

	March 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$1,071,472	$2,922	$1,018	$1,073,376
Municipal bonds	2,444	113	--	2,557
Trust preferred securities	2,954	--	863	2,091
MBS	598,609	38,812	--	637,421
	1,675,479	41,847	1,881	1,715,445
HTM:
GSE debentures	124,936	861	--	125,797
Municipal bonds	50,977	2,015	--	52,992
MBS	1,989,123	61,837	2,128	2,048,832
	2,165,036	64,713	2,128	2,227,621
	$3,840,515	$106,560	$4,009	$3,943,066

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The WAL is the estimated remaining maturity (in years) after projected prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	March 31, 2012			September 30, 2011			March 31, 2011
	Balance	Yield	WAL	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,696,435	2.97%	3.76	$1,476,660	3.51%	4.23	$1,370,970	3.71%	3.95
GSE debentures	1,196,408	1.14	1.36	1,380,028	1.09	0.86	1,781,628	1.11	1.45
Municipal bonds	53,421	3.02	2.07	59,622	3.02	2.29	63,321	2.96	2.70
Total fixed-rate securities	2,946,264	2.23	2.75	2,916,310	2.36	2.59	3,215,919	2.25	2.54

Adjustable-rate securities:
MBS	891,297	2.79	7.66	893,655	2.85	7.07	941,279	3.05	5.18
Trust preferred securities	2,954	1.73	25.23	3,681	1.60	25.73	3,708	1.57	26.23
Total adjustable-rate securities	894,251	2.79	7.72	897,336	2.85	7.17	944,987	3.04	5.26
Total securities portfolio, at amortized cost	$3,840,515	2.36%	3.91	$3,813,646	2.47%	3.67	$4,160,906	2.43%	3.16

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates at the dates presented.

	March 31, 2012			September 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$622,216	0.08%	13.4%	551,632	0.08%	12.3%
Savings	264,586	0.15	5.7	253,184	0.41	5.6
Money market	1,111,898	0.30	23.9	1,066,065	0.35	23.7
Certificates of deposit less than $100,000	1,697,959	1.64	36.4	1,741,485	1.91	38.8
Certificates of deposit of $100,000 or more	692,388	1.69	14.9	692,702	1.93	15.4
Public units/brokered deposits	267,963	0.98	5.7	190,105	1.31	4.2
	$4,657,010	1.00%	100.0%	$ 4,495,173	1.21%	100.0%

As of March 31, 2012, certificates of deposit mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 to 3	More than
	or less	2 years	years	3 years	Total
	(Dollars in thousands)
0.00 – 0.99%	$ 559,214	$ 177,739	$ 11,970	$ 5,000	$ 753,923
1.00 – 1.99%	492,905	116,870	204,873	169,693	984,341
2.00 – 2.99%	79,957	206,682	215,524	217,764	719,927
3.00 – 3.99%	117,487	42,891	13,841	7,775	181,994
4.00 – 4.99%	16,913	638	285	289	18,125
	$ 1,266,476	$ 544,820	$ 446,493	$ 400,521	$ 2,658,310

Weighted average rate	1.19%	1.75%	1.97%	2.20%	1.59%
Weighted average maturity (in years)	0.44	1.42	2.53	3.69	1.49
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.53

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of March 31, 2012.  The balance of FHLB advances excludes the deferred gain on the terminated interest rate swaps and the deferred prepayment penalty.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate (1)
	(Dollars in thousands)
2012	$100,000	$--	4.27%	4.27%
2013	325,000	145,000	3.68	4.06
2014	450,000	100,000	3.33	3.96
2015	600,000	20,000	1.73	1.97
2016	475,000	--	2.60	3.35
2017	400,000	--	3.17	3.21
2018	200,000	100,000	2.90	2.90
	$2,550,000	$365,000	2.89%	3.25%

Weighted average maturity (in years)				3.08

(1) The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

The following table presents the maturity of borrowings and certificates of deposit for the next four quarters as of March 31, 2012.

		Weighted		Weighted		Weighted
		Average		Average		Average
Maturity by	Borrowings	Contractual	Certificate	Contractual		Contractual
Quarter End	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2012	$--	--%	$412,758	1.23%	$412,758	1.23%
September 30, 2012	100,000	4.27	330,372	1.25	430,372	1.95
December 31, 2012	100,000	3.06	271,188	1.05	371,188	1.59
March 31, 2013	50,000	3.48	252,158	1.22	302,158	1.59
	$250,000	3.63%	$1,266,476	1.19%	$1,516,476	1.59%

The following table presents FHLB advance and repurchase agreement activity for the periods presented.  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in months.

	For the Three Months Ended
	March 31, 2012				December 31, 2011				September 30, 2011
	Amount	Contractual Rate	Effective Rate	WAM	Amount	Contractual Rate	Effective Rate	WAM	Amount	Contractual Rate	Effective Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.19%	3.47%	36.10	$2,915,000	3.48%	3.76%	36.02	$3,041,000	3.53%	3.80%	37.48
Maturities and prepayments
FHLB advances	(350,000)	3.22	3.22		(100,000)	3.94	3.94		(76,000)	5.31	5.31
Repurchase agreements	--	--	--		(150,000)	4.41	4.41		(50,000)	3.83	3.83
New borrowings
FHLB advances	350,000	0.76	1.37	39.77	250,000	0.84	0.84	35.23	--	--	--	--
Repurchase agreements	--	--	--	--	--	--	--	--	--	--	--	--
Ending principal balance	$2,915,000	2.89%	3.25%	37.01	$2,915,000	3.19%	3.47%	36.10	$2,915,000	3.48%	3.76%	36.02

	For the Six Months Ended March 31,
	2012				2011
	Amount	Contractual Rate	Effective Rate	WAM	Amount	Contractual Rate	Effective Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.48%	3.76%	36.02	$2,991,000	3.70%	3.98%	35.93
Maturities and prepayments
FHLB advances	(450,000)	3.38	3.38		(200,000)	4.71	4.71
Repurchase agreements	(150,000)	4.41	4.41		(125,000)	3.97	3.97
New borrowings
FHLB advances	600,000	0.79	1.15	37.88	200,000	2.83	2.83	82.09
Repurchase agreements	--	--	--	--	100,000	3.35	3.35	83.70
Ending principal balance	$2,915,000	2.89%	3.25%	37.01	$2,966,000	3.55%	3.83%	38.60

Average Rates and Lives

The following table presents the weighted average rates and WAL (in years) of our assets and liabilities at the periods presented.

	March 31, 2012			September 30, 2011
	Amount	Yield/Rate	WAL	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities (1)	$1,253,937	1.22%	1.46	$1,444,480	1.17%	1.00
MBS (1)	2,626,544	2.91	5.11	2,412,076	3.26	5.31
Loans receivable (2)	5,275,296	4.45	4.27	5,195,876	4.87	3.52
Transaction deposits (3)	1,998,700	0.21	6.83	1,870,881	0.28	6.91
Certificates of deposit	2,658,310	1.59	1.49	2,624,292	1.87	1.37
Borrowings (4)	2,915,000	2.89	3.08	2,915,000	3.48	3.00

(1) The WAL of investment securities and MBS is the estimated remaining maturity after projected prepayment speeds and projected call option assumptions have been applied.

(2)  The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.

(3)  The WAL of transactional (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.

(4)  Rate presented is contractual rate.

At March 31, 2012, the Bank’s one-year gap between interest-earning assets and interest-bearing liabilities was $1.14 billion, or 12.1% of total assets.  If we experience the magnitude of asset repricing as indicated with the one-year gap, downward pressure may be placed on our net interest margin.  Should interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from stated levels as borrowers and agency debt issuers will have less economic incentive to modify their costs of borrowing.  If interest rates were to increase 200 basis points, the Bank’s one-year gap would be $126.3 million, or 1.3% of total assets.  The amount of interest-bearing liabilities expected to reprice in a given period is not usually impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early.  The majority of interest-earning assets anticipated to reprice in fiscal year 2012 are mortgages and MBS, both of which have the option to prepay and/or refinance or endorse to prevailing market interest rates.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal year 2011 and continuing into fiscal year 2012 as a result of the decrease in market interest rates.  In addition, cash flows from the Bank’s callable investment securities are anticipated to increase during fiscal year 2012 as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at lower market rates.  Any decrease in the net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of funds.

Average Balance Sheet

The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2012.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	At	For the Six Months Ended
	March 31, 2012	March 31, 2012			March 31, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	4.61%	$5,214,027	$120,460	4.62%	$5,134,193	$127,497	4.97%
MBS (2)	2.91	2,415,850	36,542	3.03	1,771,375	32,760	3.70
Investment securities (2)(3)	1.22	1,323,899	8,752	1.32	1,492,469	9,518	1.28
Capital stock of FHLB	3.45	127,995	2,202	3.44	121,322	1,785	2.95
Cash and cash equivalents	0.25	117,751	145	0.25	509,407	628	0.25
Total interest-earning assets (1) (2)	3.61	9,199,522	168,101	3.65	9,028,766	172,188	3.81
Other noninterest-earning assets		234,260			237,487
Total assets		$9,433,782			$9,266,253

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.08%	$548,356	$216	0.08%	$501,810	$219	0.09%
Savings	0.15	254,786	236	0.18	238,056	631	0.53
Money market	0.30	1,085,811	1,852	0.34	993,382	2,858	0.58
Certificates	1.59	2,608,987	22,318	1.71	2,834,225	29,742	2.10
Total deposits	1.00	4,497,940	24,622	1.09	4,567,473	33,450	1.47
FHLB advances (4)	3.17	2,486,771	42,782	3.44	2,349,838	45,099	3.85
Repurchase agreements	3.83	399,699	7,857	3.87	612,115	12,250	3.96
Other borrowings	--	--	--	--	53,609	828	3.05
Total borrowings	3.25	2,886,470	50,639	3.50	3,015,562	58,177	3.86
Total interest-bearing liabilities	1.86	7,384,410	75,261	2.03	7,583,035	91,627	2.42
Other noninterest-bearing liabilities		111,361			135,540
Stockholders’ equity		1,938,011			1,547,678
Total liabilities and stockholders’ equity		$9,433,782			$9,266,253
							(Continued)

	At	For the Six Months Ended
	March 31, 2012	March 31, 2012			March 31, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income (5)			$92,840			$80,561
Net interest rate spread (6)	1.75%			1.62%			1.39%
Net interest-earning assets		$1,815,112			$1,445,731
Net interest margin (7)				2.02			1.78
Ratio of interest-earning assets
to interest-bearing liabilities				1.25			1.19

Selected performance ratios:
Return on average assets (annualized)				0.81%			0.09%
Return on average equity (annualized)				3.93			0.57
Average equity to average assets				20.54			16.70
Operating expense ratio				0.93			1.86
Efficiency ratio				41.87			92.66

						(Concluded)

(1)  Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent. Balances include loans held-for-sale (“LHFS”).

(2)  MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)  The average balance of investment securities includes an average balance of nontaxable securities of $57.4 million and $66.5 million for the six months ended March 31, 2012 and March 31, 2011, respectively.

(4)  The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	March 31, 2012			December 31, 2011
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$5,236,465	$59,785	4.57%	$5,191,834	$60,675	4.67%
MBS (2)	2,450,532	18,169	2.97	2,381,545	18,373	3.09
Investment securities (2)(3)	1,257,852	4,115	1.31	1,389,228	4,637	1.34
Capital stock of FHLB	129,515	1,111	3.45	126,491	1,091	3.42
Cash and cash equivalents	152,735	94	0.25	83,148	51	0.24
Total interest-earning assets	9,227,099	83,274	3.61	9,172,246	84,827	3.70
Other noninterest-earning assets	238,195			230,366
Total assets	$9,465,294			$9,402,612

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$561,799	$109	0.08%	$535,058	$107	0.08%
Savings	256,970	86	0.13	252,626	150	0.24
Money market	1,096,620	907	0.33	1,075,119	945	0.35
Certificates	2,624,122	10,733	1.64	2,594,016	11,585	1.77
Total deposits	4,539,511	11,835	1.05	4,456,819	12,787	1.14
FHLB advances (4)	2,526,848	20,443	3.25	2,447,129	22,339	3.62
Repurchase agreements	365,000	3,530	3.83	434,022	4,327	3.90
Total borrowings	2,891,848	23,973	3.32	2,881,151	26,666	3.66
Total interest-bearing liabilities	7,431,359	35,808	1.94	7,337,970	39,453	2.13
Other noninterest-bearing liabilities	98,696			123,889
Stockholders’ equity	1,935,239			1,940,753
Total liabilities and stockholders’ equity	$9,465,294			$9,402,612
Net interest income (5)		$47,466			$45,374
Net interest rate spread (6)			1.67%			1.57%
Net interest-earning assets	$1,795,740			$1,834,276
Net interest margin (7)			2.06			1.98
Ratio of interest-earning assets
to interest-bearing liabilities			1.24			1.25

Selected performance ratios:
Return on average assets (annualized)			0.82%			0.80%
Return on average equity (annualized)			3.99			3.87
Average equity to average assets			20.45			20.64
Operating expense ratio			0.93			0.94
Efficiency ratio			40.96			42.83

(1) Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $56.1 million and $58.8 million for the quarters ended March 31, 2012 and December 31, 2011, respectively.

(4) The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.